Exhibit 3.49(a)

2942278

ARTICLES OF INCORPORATION

OF

TITAN HEALTH OF NEWARK, INC.

I

The name of this corporation is Titan Health of Newark, Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation’s initial agent for service of process is:

Marc D. Jang

2150 River Plaza Drive, Suite 185

Sacramento, CA 95833

IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this, corporation is authorized to issue is One Thousand (1,000).

V

This corporation is a close corporation. All of the corporation’s issued shares of all classes shall be held of record by not more than thirty-five (35) persons.

VI

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

A 0703260
NCTO	2942278 CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF TITAN HEALTH OF NEWARK, INC,

The undersigned certify that:

1.	We are the chairman of the board and chief financial officer, respectively, of TITAN HEALTH OF NEWARK, INC., a California corporation.

2.	Article One of the Articles of Incorporation of this corporation is amended to read as follows:

I

The name of this corporation is Titan Health of West Penn, Inc.

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.	The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is one hundred (100). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE:	4/1/10	/s/ David Hall
David Hall, Chairman of the Board

/s/ Boyd Faust
Boyd Faust, Chief Financial Officer

March 22, 2010

Secretary of State

Corporate Filing Division

1500 11th Street, 3rd Floor

Sacramento, California 95814

Re:	Use of Corporate Name

To Whom It May Concern:

Titan Health Corporation hereby consents to the use of the name, “Titan Health of West Penn, Inc.” Titan Health Corporation also consents to the filing of the articles of Incorporation by Titan Health of West Penn, Inc.

TITAN HEALTH CORPORATION, a Delaware corporation

By	/s/ David Hall
David Hall,
Chair of the Board

2150 River Plaza Drive

Suite 185

Sacramento, CA 95833

Office 916.614.3600

fax      916.614.3601

www.titanhealth.com